                                 EXHIBIT NO. 11

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                (Dollars In Thousands, Except Per Share Amounts)
                                  (UNAUDITED)


                                                        Three Months Ended
                                                               March 31,
                                                      -------------------------
                                                      1996                1995
                                                      -----             -------
Shares of common stock outstanding
  at beginning of period (1)                          6,697            6,539

Weighted-average shares issued
  during the period                                      19               56

Weighted-average shares assumed
  issued under stock option plans
  and exercise of warrants during
  the period (assuming the treasury
  stock method)                                          99               82
                                                      -----            -----

Average common and common equivalent
  shares outstanding                                  6,815            6,677
                                                      =====            =====

Net income                                            $ 918            $ 238
                                                      =====            =====
Earnings per share                                    $0.13            $0.04
                                                      =====            =====

(1) This represents total outstanding shares of common stock less treasury shares. See Note 2 of Notes to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements in Part I.